EXHIBIT 9(iii)

                             VOTING TRUST AGREEMENT

     THIS VOTING TRUST AGREEMENT is made this 21st day of April , 1997, between Zarzion Ltd and the parties whose names are subscribed hereto being stockholders of Health Care Centers of America, Inc. (HCCA), all of which stockholder are called "Subscribers, and Maurice W. Furlong hereinafter called "Trustee".

                                    RECITALS

     With a view towards the continuity of capable and competent management of HCCA, Inc., which is in the interest of all stockholders of the corporation, the Subscribers hereto are desirous of creating a Trust as described herein.

     For the above reason and in consideration of the agreements herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto provide and agree as follows:

1. [TRANSFER TO TRUSTEE]: Subscribers shall forthwith endorse in blank and assign and deliver to the Trustee the Stock Certificates for shares owned by them respectively and shall do all things necessary to effect the transfer of their stock to the Trustee on the books of the transfer agent for HCCA Inc.

2. [TRUSTEE TO HOLD SUBJECT AGREEMENT]: The Trustee shall hold the shares of stock so transferred to him for the common benefit of the Subscribers under the terms and conditions hereinafter set forth.

3. [NEW CERTIFICATE TO TRUSTEE]: The Trustee shall surrender to the transfer agent of HCCA for cancellation all Stock Certificates which shall be assigned and delivered to him as hereinabove provided and in his stead shall obtain a new stock certificate issued to him as Trustee under this agreement.

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4.   [TRUSTEE'S CERTIFICATE]: The Trustee shall issue to each of the Subscribers a Trust Certificate for the number of shares represented by he the certificates of stock transferred by the Subscriber to the Trustee. Each Trust Certificate shall state that it is issued pursuant to the terms of this agreement and shall set forth the nature and proportional amount of the beneficial interest thereunder of the person to whom it is issued and registered and shall be assigned in the same manner as Stock Certificates on the books to be kept by the transfer agent.

5. [LISTS AND RECORDS]: The transfer agent shall keep a list of the shares of stock transferred to the Trustee. The transfer agent shall also keep a record of all Trust Certificates issued or transferred on its books which records shall contain the names and addresses of the Trust Certificate holders and the number of shares represented by each such Trust Certificate. This list of Trust Certificates and the records pertaining thereto shall be open at all reasonable times for the inspection of the Trust certificate holders. Upon the transfer on the books of the Trustee of any Trust Certificate, the transferee shall succeed to all of the rights and obligations hereunder of the transferor.

6.   [TRUSTEE RIGHTS AND DUTIES]: It shall be the duty of the Trustee, Maurice
     W. Furlong to vote all stock or to otherwise deal with said stock, including but not limited to, pledging, hypothecating or otherwise use of same as collateral as would the subscribers, and as in his judgment may be for the best interests of the stockholders of HCCA. In addition to the authority granted in the previous sentence, this authority includes, but is not limited to voting at all meetings of the stockholders for the election of directors and on any other matter or question which may be brought before any stockholders' meetings on behalf of any stockholder as if such stockholder were personally present.

7. [DIVIDENDS]: The Trustee shall collect and receive all dividends that may accrue upon the shares of stock subject to this Trust and shall promptly pay over the proportionate amount due to each Trust Certificate holder in proportion to the number of shares respectively represented by their Trust Certificates.

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8.   [TRUSTEE'S INDEMNITY]: The Trustee shall serve without fee and without expense. The Trustee shall be entitled to be fully indemnified out of the dividends coming into his hands against all costs, charges, expenses and other liabilities properly incurred by him in the exercise of any power conferred upon him by these presents.

9.   [TERMINATION OF TRUST]: In the event of the death of the Trustee, Maurice
     W. Furlong or his refusing or being unable to act, this Trust shall be terminated. Notwithstanding anything to the contrary, the Trustee shall and hereby does have the right to appoint a Successor Trustee in any legally acceptable manner and shall notify the Subscribers of same, in writing.

10. [DURATION]: The Trust created hereby shall continue for period of ten (10) years from date hereof, and shall he renewed without further action for an additional like term unless the subscribers shall notify the Trustee, in writing and signed by all the subscribers, within thirty (30) days of the expiration of the original period of the subscribers decision not to renew tho agreement.

IN WITNESS WHEREOF, the parties hereto have respectively signed this Voting Trust Agreement on this the 21st day of April 1997.

SUBSCRIBERS:                         TRUSTEE:


 Carole Aronson                      Maurice W. Furlong
------------------------             ---------------------------
ZARZION, LTD. Pres.-Dir.             MAURICE W. FURLONG


WITNESS:


Dawn Myers
-----------------


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